Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

ARTICLE I

The name of the corporation is Pharmaceutical Product Development, Inc. (the “Corporation”).

ARTICLE II

The Corporation is to have perpetual existence.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any activity which is lawful under the North Carolina Business Corporation Act and any amendments thereto.

ARTICLE IV

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock with a par value of $0.01 per share.

ARTICLE V

The street and mailing address and county of the principal office of the Corporation is 929 North Front Street, Wilmington, New Hanover County, North Carolina, 28401.

ARTICLE VI

The street and mailing address and county of the registered office of the Corporation is 929 North Front Street, Wilmington, New Hanover County, North Carolina 28401 and the name of the initial registered agent at such address is B. Judd Hartman.

ARTICLE VII

No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to (i) acts or omissions that such director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation, (ii) any liability under §55-8-33 of the General Statutes of North Carolina or any successor provision, or (iii) any transaction from which such director derived an improper personal benefit. As used in this Article, the term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her services as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation.

Furthermore, notwithstanding the foregoing provision, in the event that §55-2-02 or any other provision of the General Statutes of North Carolina is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by applicable law.

This Article shall not affect a provision permitted under the General Statutes of North Carolina in the bylaws, contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.